Exhibit 11

                      InvestorsBancorp, Inc. and Subsidiary
                   Computation of Net Income Per Common Share
                       For Period Ended September 30, 1997
                                   (Unaudited)


    Average number of common shares outstanding             1,000,000

    Net loss                                              $   (36,821)
                                                             ========
    Net loss per common share                             $     (0.04)
                                                             ========


    Note: Options and warrants are not included in the above calculation due to there anti-dilutive effect.